                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)*


                               PACKAGED ICE, INC.
                               ------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    695148106
                                    ---------
                                 (CUSIP Number)


                                September 5, 2001
                                -----------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                                -------------
CUSIP NO. 695148106                   13G                           PAGE 2 OF 29
-------------------                                                -------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Ralph Maddox Family Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
            NUMBER OF         5     SOLE VOTING POWER:          1,478,347 shares
             SHARES           --------------------------------------------------
          BENEFICIALLY        6     SHARED VOTING POWER:
            OWNED BY
              EACH
            REPORTING         --------------------------------------------------
             PERSON           7     SOLE DISPOSITIVE POWER:     1,478,347 shares
              WITH            --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,478,347 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     7.4%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                                -------------
CUSIP NO. 695148106                   13G                           PAGE 3 OF 29
-------------------                                                -------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Kathryn Mays Johnson 1999 Exempt Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER:             97,950 shares
          NUMBER OF
           SHARES             --------------------------------------------------
         BENEFICIALLY         6     SHARED VOTING POWER:
          OWNED BY
            EACH
          REPORTING           --------------------------------------------------
           PERSON             7     SOLE DISPOSITIVE POWER:        97,950 shares
            WITH
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     97,950 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.5%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                                -------------
CUSIP NO. 695148106                   13G                           PAGE 4 OF 29
-------------------                                                -------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Kathryn Mays Johnson 1999 Non-Exempt Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
            NUMBER OF         5     SOLE VOTING POWER:            112,500 shares
             SHARES
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          6     SHARED VOTING POWER:
              EACH
            REPORTING
            PERSON            --------------------------------------------------
             WITH             7     SOLE DISPOSITIVE POWER:       112,500 shares

                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     112,500 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                                -------------
CUSIP NO. 695148106                   13G                           PAGE 5 OF 29
-------------------                                                -------------


     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Linda Mays McCaul 1999 Exempt Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
            NUMBER OF         5     SOLE VOTING POWER:             97,950 shares
             SHARES
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          6       SHARED VOTING POWER:
              EACH
            REPORTING
             PERSON           --------------------------------------------------
              WITH            7     SOLE DISPOSITIVE POWER:        97,950 shares

                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     97,950 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.5%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                                -------------
CUSIP NO. 695148106                   13G                           PAGE 6 OF 29
-------------------                                                -------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Linda Mays McCaul 1999 Non-Exempt Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
            NUMBER OF         5     SOLE VOTING POWER:            112,500 shares
             SHARES
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          6     SHARED VOTING POWER:
              EACH
            REPORTING
             PERSON           --------------------------------------------------
              WITH            7     SOLE DISPOSITIVE POWER:       112,500 shares

                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     112,500 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                                -------------
CUSIP NO. 695148106                   13G                           PAGE 7 OF 29
-------------------                                                -------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Mark Pittman Mays 1999 Exempt Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
            NUMBER OF         5     SOLE VOTING POWER:             97,950 shares
             SHARES
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          6     SHARED VOTING POWER:
              EACH
            REPORTING
             PERSON           --------------------------------------------------
              WITH            7     SOLE DISPOSITIVE POWER:        97,950 shares

                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     97,950 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.5%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                                -------------
CUSIP NO. 695148106                   13G                           PAGE 8 OF 29
-------------------                                                -------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Mark Pittman Mays 1999 Non-Exempt Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
            NUMBER OF         5     SOLE VOTING POWER:            112,500 shares
             SHARES
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          6     SHARED VOTING POWER:
              EACH
            REPORTING         --------------------------------------------------
             PERSON           7     SOLE DISPOSITIVE POWER:       112,500 shares
              WITH
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     112,500 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                                -------------
CUSIP NO. 695148106                   13G                           PAGE 9 OF 29
-------------------                                                -------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Randall Thomas Mays 1999 Exempt Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
           NUMBER OF          5     SOLE VOTING POWER:             97,950 shares
            SHARES
         BENEFICIALLY         --------------------------------------------------
           OWNED BY           6     SHARED VOTING POWER:
             EACH
           REPORTING          --------------------------------------------------
            PERSON            7     SOLE DISPOSITIVE POWER:        97,950 shares
             WITH
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     97,950 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.5%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                                -------------
CUSIP NO. 695148106                   13G                          PAGE 10 OF 29
-------------------                                                -------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     Randall Thomas Mays 1999 Non-Exempt Trust
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
            NUMBER OF         5     SOLE VOTING POWER:            112,500 shares
             SHARES
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          6     SHARED VOTING POWER:
              EACH
            REPORTING         --------------------------------------------------
             PERSON           7     SOLE DISPOSITIVE POWER:       112,500 shares
              WITH
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     112,500 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     OO
================================================================================

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 11  OF 29
-------------------                                               --------------


================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

                     L. Lowry Mays
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.
--------------------------------------------------------------------------------
           NUMBER OF          5     SOLE VOTING POWER:             50,000 shares
            SHARES
         BENEFICIALLY         --------------------------------------------------
           OWNED BY           6     SHARED VOTING POWER:
             EACH
           REPORTING          --------------------------------------------------
            PERSON            7     SOLE DISPOSITIVE POWER:        50,000 shares
             WITH
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             50,000 shares
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [X]
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                     IN
================================================================================

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 12  OF 29
-------------------                                               --------------


ITEM 1.

     (a) Name of Issuer:                            Packaged Ice, Inc.

     (b) Address of Issuer's Principal              8572 Katy Freeway, Suite 101
         Executive Offices:                         Houston, Texas  77024

ITEM 2.

     (a) Name of Person Filing:

         1.  Ralph Maddox Family Trust

         2.  Kathryn Mays Johnson 1999 Exempt Trust

         3.  Kathryn Mays Johnson 1999 Non-Exempt Trust

         4.  Linda Mays McCaul 1999 Exempt Trust

         5.  Linda Mays McCaul 1999 Non-Exempt Trust

         6.  Mark Pittman Mays 1999 Exempt Trust

         7.  Mark Pittman Mays 1999 Non-Exempt Trust

         8.  Randall Thomas Mays 1999 Exempt Trust

         9.  Randall Thomas Mays 1999 Non-Exempt Trust

         10. L. Lowry Mays.

         The foregoing persons are referred to herein from time to time as the "Reporting Persons."

         L. Lowry Mays is trustee of the Ralph Maddox Family Trust. Mark P. Mays and Randall T. Mays are co-trustees of all of the other foregoing trusts.

     (b) Address of Principal Business Office or, if none, Residence:

         1. The principal business office of the Ralph Maddox Family Trust is c/o L. Lowry Mays, 200 East Basse Road, San Antonio, Texas 78209.

         2. The principal business office of each of the other trusts is c/o Mark P. Mays, 200 East Basse Road, San Antonio, Texas 78209.

         3. The principal business office of L. Lowry Mays is 200 East Basse Road, San Antonio, Texas 78209.

     (c) Citizenship:

         Each of the trusts is organized within the United States, and L. Lowry Mays is a United States citizen.

     (d) Title of Class of Securities:

         Common Stock, $.01 par value (the "Common Stock")

     (e) CUSIP Number:

         695148106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under section 15 of the Exchange Act.

     (b)  [ ] Bank as defined in section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Exchange
              Act.

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 13  OF 29
-------------------                                               --------------


     (d) [ ] Investment company registered under section 8 of the Investment Company Act.

     (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act.

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

         1.  Ralph Maddox Family Trust: 1,478,347 shares

         2.  Kathryn Mays Johnson 1999 Exempt Trust:  97,950 shares

         3.  Kathryn Mays Johnson 1999 Non-Exempt Trust:  112,500 shares

         4.  Linda Mays McCaul 1999 Exempt Trust:  97,950 shares

         5.  Linda Mays McCaul 1999 Non-Exempt Trust:  112,500 shares

         6.  Mark Pittman Mays 1999 Exempt Trust:  97,950 shares

         7.  Mark Pittman Mays 1999 Non-Exempt Trust:  112,500 shares

         8.  Randall Thomas Mays 1999 Exempt Trust:  97,950 shares

         9.  Randall Thomas Mays 1999 Non-Exempt Trust :  112,500 shares

         10. L. Lowry Mays:  50,000 shares (see Item 8).

     (b)  Percent of class:

         1.  Ralph Maddox Family Trust:  7.4%

         2.  Kathryn Mays Johnson 1999 Exempt Trust:  0.5%

         3.  Kathryn Mays Johnson 1999 Non-Exempt Trust:  0.6%

         4.  Linda Mays McCaul 1999 Exempt Trust:  0.5%

         5.  Linda Mays McCaul 1999 Non-Exempt Trust:  0.6%

         6.  Mark Pittman Mays 1999 Exempt Trust:  0.5%

         7.  Mark Pittman Mays 1999 Non-Exempt Trust:  0.6%

         8.  Randall Thomas Mays 1999 Exempt Trust: 0.5%

         9.  Randall Thomas Mays 1999 Non-Exempt Trust: 0.6%

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 14  OF 29
-------------------                                               --------------


         10. L. Lowry Mays: 0.3% (see Item 8).

     (c)  Number of shares as to which the person has:

     (i)  Sole power to vote or to direct the vote:

              1.  Ralph Maddox Family Trust: 1,478,347 shares

              2.  Kathryn Mays Johnson 1999 Exempt Trust:  97,950 shares

              3.  Kathryn Mays Johnson 1999 Non-Exempt Trust:  112,500 shares

              4.  Linda Mays McCaul 1999 Exempt Trust:  97,950 shares

              5.  Linda Mays McCaul 1999 Non-Exempt Trust:  112,500 shares

              6.  Mark Pittman Mays 1999 Exempt Trust:  97,950 shares

              7.  Mark Pittman Mays 1999 Non-Exempt Trust:  112,500 shares

              8.  Randall Thomas Mays 1999 Exempt Trust:  97,950 shares

              9.  Randall Thomas Mays 1999 Non-Exempt Trust:  112,500 shares

              10. L. Lowry Mays:  50,000 shares.

     (ii) Shared power to vote or to direct the vote:

              1.  Ralph Maddox Family Trust:  0 shares (see Item 8)

              2.  Kathryn Mays Johnson 1999 Exempt Trust:  0 shares

              3.  Kathryn Mays Johnson 1999 Non-Exempt Trust:  0 shares

              4.  Linda Mays McCaul 1999 Exempt Trust:  0 shares

              5.  Linda Mays McCaul 1999 Non-Exempt Trust:  0 shares

              6.  Mark Pittman Mays 1999 Exempt Trust:  0 shares

              7.  Mark Pittman Mays 1999 Non-Exempt Trust:  0 shares

              8.  Randall Thomas Mays 1999 Exempt Trust:  0 shares

              9.  Randall Thomas Mays 1999 Non-Exempt Trust:  0 shares

              10. L. Lowry Mays:  0 shares (see Item 8).

     (iii) Sole power to dispose or to direct the disposition of:

              1.  Ralph Maddox Family Trust: 1,478,347 shares

              2.  Kathryn Mays Johnson 1999 Exempt Trust:  97,950 shares

              3.  Kathryn Mays Johnson 1999 Non-Exempt Trust:  112,500 shares

              4.  Linda Mays McCaul 1999 Exempt Trust:  97,950 shares

              5.  Linda Mays McCaul 1999 Non-Exempt Trust:  112,500 shares

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 15  OF 29
-------------------                                               --------------


              6.  Mark Pittman Mays 1999 Exempt Trust:  97,950 shares

              7.  Mark Pittman Mays 1999 Non-Exempt Trust:  112,500 shares

              8.  Randall Thomas Mays 1999 Exempt Trust:  97,950 shares

              9.  Randall Thomas Mays 1999 Non-Exempt Trust:  112,500 shares

              10. L. Lowry Mays:  50,000 shares.

     (iv) Shared power to dispose or to direct the disposition of:

              1.  Ralph Maddox Family Trust:  0 shares (see Item 8)

              2.  Kathryn Mays Johnson 1999 Exempt Trust:  0 shares

              3.  Kathryn Mays Johnson 1999 Non-Exempt Trust:  0 shares

              4.  Linda Mays McCaul 1999 Exempt Trust:  0 shares

              5.  Linda Mays McCaul 1999 Non-Exempt Trust:  0 shares

              6.  Mark Pittman Mays 1999 Exempt Trust:  0 shares

              7.  Mark Pittman Mays 1999 Non-Exempt Trust:  0 shares

              8.  Randall Thomas Mays 1999 Exempt Trust:  0 shares

              9.  Randall Thomas Mays 1999 Non-Exempt Trust:  0 shares

              10. L. Lowry Mays:  0 shares (see Item 8).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Except as described herein, no other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     The identity of each of the Reporting Persons is attached to this Amendment No. 1 to Schedule 13G as Exhibit 1. The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Amendment No. 1 to
Schedule 13G as Exhibit 2. The filing of this Amendment No. 1 to Schedule 13G shall not be construed as an admission that any of the Reporting Persons are the beneficial owners of any securities over which they do not have shared or sole voting or dispositive power as expressly set forth in Item 4 of this Amendment No. 1 to Schedule 13G. In addition, although L. Lowry Mays may be deemed to share voting and dispositive power over 1,478,347 shares of the Common Stock held by the Ralph Maddox Family Trust, the filing of this Amendment No. 1 to
Schedule 13G shall not be construed as an admission that Mr. Mays is the beneficial owner of such Common Stock.

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 16  OF 29
-------------------                                               --------------


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

ITEM 10. CERTIFICATION.

     Each of the Reporting Persons certifies as follows:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 17  OF 29
-------------------                                               --------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  September 14, 2001                         RALPH MADDOX FAMILY TRUST



                                                  By: /s/ L. Lowry Mays
                                                     ---------------------------
                                                     Name:  L. Lowry Mays
                                                     Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 18  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  September 14, 2001                 KATHRYN MAYS JOHNSON 1999 EXEMPT TRUST



                                          By: /s/ Mark P. Mays
                                             -----------------------------------
                                             Name:  Mark P. Mays
                                             Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 19  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: September 14, 2001              KATHRYN MAYS JOHNSON 1999 NON-EXEMPT TRUST



                                      By: /s/ Mark P. Mays
                                         ---------------------------------------
                                         Name: Mark P. Mays
                                         Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 20  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: September 14, 2001                     LINDA MAYS McCAUL 1999 EXEMPT TRUST



                                             By: /s/ Mark P. Mays
                                                --------------------------------
                                                Name: Mark P. Mays
                                                Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 21  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  September 14, 2001                LINDA MAYS McCAUL 1999 NON-EXEMPT TRUST



                                         By: /s/ Mark P. Mays
                                            ------------------------------------
                                            Name: Mark P. Mays
                                            Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 22  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  September 14, 2001                    MARK PITTMAN MAYS 1999 EXEMPT TRUST



                                             By: /s/ Mark P. Mays
                                                --------------------------------
                                                Name: Mark P. Mays
                                                Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 23  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  September 14, 2001                MARK PITTMAN MAYS 1999 NON-EXEMPT TRUST



                                         By: /s/ Mark P. Mays
                                            ------------------------------------
                                            Name: Mark P. Mays
                                            Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 24  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  September 14, 2001                  RANDALL THOMAS MAYS 1999 EXEMPT TRUST



                                           By: /s/ Mark P. Mays
                                              ----------------------------------
                                              Name: Mark P. Mays
                                              Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 25  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  September 14, 2001              RANDALL THOMAS MAYS 1999 NON-EXEMPT TRUST



                                       By: /s/ Mark P. Mays
                                          --------------------------------------
                                          Name: Mark P. Mays
                                          Title:  Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 26  OF 29
-------------------                                               --------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  September 14, 2001


                                          /s/ L. Lowry Mays
                                          --------------------------------------
                                          L. Lowry Mays

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 27  OF 29
-------------------                                               --------------


                                                                       EXHIBIT 1


                             MEMBERS OF FILING GROUP



         1.  Ralph Maddox Family Trust

         2.  Kathryn Mays Johnson 1999 Exempt Trust

         3.  Kathryn Mays Johnson 1999 Non-Exempt Trust

         4.  Linda Mays McCaul 1999 Exempt Trust

         5.  Linda Mays McCaul 1999 Non-Exempt Trust

         6.  Mark Pittman Mays 1999 Exempt Trust

         7.  Mark Pittman Mays 1999 Non-Exempt Trust

         8.  Randall Thomas Mays 1999 Exempt Trust

         9.  Randall Thomas Mays 1999 Non-Exempt Trust

         10. L. Lowry Mays.

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 28  OF 29
-------------------                                               --------------


                                                                       EXHIBIT 2

                         AGREEMENT OF REPORTING PERSONS

The undersigned agree that this Amendment No. 1 to Schedule 13G dated September 14, 2001, is being filed with the Securities and Exchange Commission on behalf of each of Ralph Maddox Family Trust, Kathryn Mays Johnson 1999 Exempt Trust, Kathryn Mays Johnson 1999 Non- Exempt Trust, Linda Mays McCaul 1999 Exempt Trust, Linda Mays McCaul 1999 Non-Exempt Trust, Mark Pittman Mays 1999 Exempt Trust, Mark Pittman Mays 1999 Non-Exempt Trust, Randall Thomas Mays 1999 Exempt Trust, Randall Thomas Mays 1999 Non-Exempt Trust and L. Lowry Mays.

                                 RALPH MADDOX FAMILY TRUST

                                 By: /s/ L. Lowry Mays
                                     -------------------------------------------
                                 Name:  L. Lowry Mays
                                 Title: Trustee


                                 KATHRYN MAYS JOHNSON 1999 EXEMPT TRUST

                                 By: /s/ Mark P. Mays
                                     -------------------------------------------
                                 Name:  Mark P. Mays
                                 Title: Trustee


                                 KATHRYN MAYS JOHNSON 1999 NON-EXEMPT TRUST

                                 By: /s/ Mark P. Mays
                                     -------------------------------------------
                                 Name:  Mark P. Mays
                                 Title: Trustee


                                 LINDA MAYS McCAUL 1999 EXEMPT TRUST

                                 By: /s/ Mark P. Mays
                                     -------------------------------------------
                                 Name:  Mark P. Mays
                                 Title: Trustee


                                 LINDA MAYS McCAUL 1999 NON-EXEMPT TRUST

                                 By: /s/ Mark P. Mays
                                     -------------------------------------------
                                 Name:  Mark P. Mays
                                 Title: Trustee


                                 MARK PITTMAN MAYS 1999 EXEMPT TRUST

                                 By: /s/ Mark P. Mays
                                     -------------------------------------------
                                 Name:  Mark P. Mays
                                 Title: Trustee

-------------------                                               --------------
CUSIP NO. 695148106                   13G                         PAGE 29  OF 29
-------------------                                               --------------


                                 MARK PITTMAN MAYS 1999 NON-EXEMPT TRUST

                                 By: /s/ Mark P. Mays
                                     -------------------------------------------
                                 Name:  Mark P. Mays
                                 Title: Trustee


                                 RANDALL THOMAS MAYS 1999 EXEMPT TRUST

                                 By: /s/ Mark P. Mays
                                     -------------------------------------------
                                 Name:  Mark P. Mays
                                 Title: Trustee


                                 RANDALL THOMAS MAYS 1999 NON-EXEMPT TRUST

                                 By: /s/ Mark P. Mays
                                     -------------------------------------------
                                 Name:  Mark P. Mays
                                 Title: Trustee

                                 /s/ L. LOWRY MAYS
                                 -----------------------------------------------
                                 L. LOWRY MAYS